Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Theriva Biologics, Inc.

Rockville, MD

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-27753, 333-38327, 333-54446, 333-156973, 333-180562, 333-188219, 333-203323, 333-206267, 333-207327, 333-226500, 333-260449, 333-267294, 333-279077 and 333-291381), Form S-1 (No. 333-185457, 333-227400, 333-282024 and 333-283722) and Form S-8 (No. 333-170858, 333-192355, 333-206268, 333-213388, 333-220401, 333-227668, 333-233959, 333-249712, 333-267910, 333-283363 and 333-290731) of Theriva Biologics, Inc. of our report dated March 12, 2026, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

BDO USA, P.C.
Raleigh, North Carolina

March 12, 2026